NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	95 Pin Pack Road
Cudahy, WI 53110-8902	Ridgefield, CT 06877
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	414-747-2935203-431-8480
414-747-2935414-747-2890 Fax	414-747-2935203-431-6132 Fax

Release date: 30 November 2005

Ladish to Acquire Precision Machining Capability

(Cudahy, WI) – Ladish Co., Inc. (www.ladishco.com) announced today it has reached an agreement in principle to acquire Valley Machining, Inc. (“Valley”). Located near La Crosse, Wisconsin, Valley is a longstanding proven supplier of precision machined components to Ladish and other aerospace material companies. Ladish expects the transaction to close prior to year-end and will finance the purchase with cash on hand or its revolving credit facility.

Commenting on the acquisition, Kerry L. Woody, President & CEO of Ladish, said, “The acquisition of Valley will be a winning combination for all concerned. Our customers will clearly gain from Ladish adding this precision machining capacity at a time when the aerospace sector continues to trend up. Ladish stockholders will benefit from an immediately accretive transaction. Valley, as a part of the Ladish family of companies, will have the business and financial support to contribute to future corporate growth.”

Mr. Woody observed, “We have always been impressed with Valley’s service and capabilities. We believe they provide a solid base to meet today’s needs as well as an excellent opportunity for strategic expansion.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

####